Exhibit 10.1

Grant Agreement for

Long Term Incentive Program Performance-Based Restricted Stock Units for Senior

Executives

under the Mattel, Inc. 2005 Equity Compensation Plan

This is a Grant Agreement between Mattel, Inc. (“Mattel”) and the individual (the “Holder”) named in the Notice of Grant of Restricted Stock Units (the “Notice”) attached hereto as the cover page of this Grant Agreement.

Recitals

Mattel has adopted the 2005 Equity Compensation Plan (the “Plan”) for the granting to selected employees of awards based upon shares of Common Stock of Mattel. In accordance with the terms of the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has approved the execution of this Grant Agreement between Mattel and the Holder. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.

Restricted Stock Units

1. Grant. Mattel grants to the Holder the number of restricted stock units based on shares of Common Stock set forth in the Notice (the “Units”), subject to adjustment, forfeiture and the other terms and conditions set forth below, as of the effective date of the grant (the “Grant Date”) specified in the Notice. The number of Units specified in the Notice reflects the target number of Units that may be awarded to the Holder. The Company and the Holder acknowledge that the Units (a) are being granted hereunder in exchange for the Holder’s agreement to provide services to the Company after the Grant Date, for which the Holder will otherwise not be fully compensated, and which the Company deems to have a value at least equal to the aggregate par value of the Shares, if any, that the Holder may become entitled to receive under this Agreement, and (b) will, except as provided in Sections 3 and 4 hereof, be forfeited by the Holder if the Holder’s Severance occurs before the Settlement Date (as defined in Section 6, below), and are further subject to cancellation (and any shares of Common Stock or cash delivered in settlement of the Units are subject to recapture) if the Holder engages in certain conduct detrimental to the Company, in each case as more fully set forth in this Grant Agreement and the Plan.

2. Performance Criteria. Subject to the Holder’s continuous employment through the Settlement Date and subject to Section 5 below, the Holder will earn a number of Units on the Settlement Date determined based on the achievement of annual goals related to net operating profit after taxes less a capital charge (the “Company Performance Measure”) and the relative total shareholder return (“TSR”) during the period beginning on January 1, 2008 and ending on December 31, 2010 (the “Performance Cycle”), in each case, as determined by the Committee.

3. Consequences of Severance. The consequences of the Holder’s Severance during the Performance Cycle and before a Change in Control shall be as follows:

i.	In the case of a Severance for Cause, the Units shall be forfeited as of the date of the Severance. For purposes of this Agreement, the Holder’s Severance shall be considered to be for “Cause” if it is a termination for “Cause” pursuant to an Individual Agreement to which the Holder is a party that is then in effect or, if there is no Individual Agreement in effect that defines “Cause”, “Cause” shall have the meaning set forth in the Plan.

ii.	In the case of a Severance as a result of the Holder’s death or Disability after June 30, 2008, the number of Units earned shall be determined based on actual achievement of the Company Performance Measure through the most recently completed fiscal year prior to such death or Disability and TSR (calculated as if the most recently completed fiscal year prior to such death or Disability had been the end of the Performance Cycle); provided, however, that if such death or Disability occurs on or after July 1, 2008 and before 2009, the number of Units earned shall be based on 100% of the target award level payout for the 2008 fiscal year. Any Units which become earned pursuant to this Section 3.ii shall be settled within 60 days of the date of death or Disability in accordance with Section 6. [For Mr. Eckert: For purposes of this Agreement, “Disability” shall have the meaning set forth in an Individual Agreement to which the Holder is a party that is then in effect.]

iii.

In the case of a Severance as a result of the Holder’s Retirement, a termination by the Company other than for Cause (as defined in Section 3.i, above) or a termination by the Holder for Good Reason (as defined below), the number of Units earned shall be determined as follows: first, the Committee will determine the number of Units earned based on actual achievement of the Company Performance Measure and TSR following the end of the Performance Cycle; and second, the number of Units so obtained shall be multiplied by a fraction, the numerator of which is the total number of full months elapsed from the first day of the Performance Cycle to the Holder’s Severance and the denominator of which is the total number of months in the Performance Cycle. Such number of Units shall then be settled in accordance with Section 6 as for all other holders whose awards are settled on the Settlement Date. For purposes of Sections 3 and 4, the Holder’s Severance shall be considered to be for “Good Reason” if it is as a result of the occurrence of any of the following events, provided that the Holder gives the Company written notice of the intent to terminate employment within 90 days of the occurrence of such event and Mattel fails to cure such event (to the extent curable) within 30 days after receiving such notice: (a) without the express written consent of the Holder, any material diminution in the duties, authority or responsibilities of the Holder; (b) any material failure by Mattel to comply with any of the compensation and benefits provisions in any Individual Agreement during the term of Holder’s employment with Mattel; (c)

any other action or inaction that constitutes a material breach of any Individual Agreement; or (d) without the Holder’s consent, any requirement by Mattel that the Holder be based at any office or location other than an office or location in the greater Los Angeles, California area, or at an office other than Mattel’s headquarters, except for travel reasonably required in the performance of the Holder’s responsibilities. If such event is not cured, the Holder must terminate employment within 120 days following the initial occurrence of the event giving rise to termination for Good Reason. The foregoing definition of “Good Reason” shall apply notwithstanding any contrary definition of “Good Reason” in any Individual Agreement.

iv.	In all other cases, the Units shall be forfeited as of the date of the Severance.

4. Change in Control. If a Change in Control occurs, the Units shall not vest in accordance with the terms of Section 17 of the Plan and the number of Units earned shall be determined as follows:

i.	If the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that the Units will not be honored or assumed, or new rights that substantially preserve the terms of the Units substituted therefor, by the Holder’s employer (or the parent of such employer) immediately following the Change in Control, the number of Units earned shall equal the greater of (a) the number that equals 100% of the target award level payout and (b) the number that would have been earned based on actual achievement of the Company Performance Measure through the most recently completed fiscal year prior to such Change in Control and TSR (calculated as if the most recently completed fiscal year prior to such Change in Control had been the end of the Performance Cycle).

ii.	If the Committee determines that the Units have been assumed and, before the Settlement Date, the Holder has a Severance by the Company without Cause or by the Holder for Good Reason (as defined above) following a Change in Control, the number of Units earned shall equal the greater of (a) the number that equals 100% of the target award level payout and (b) the number that would have been earned based on actual achievement of the Company Performance Measure through the most recently completed fiscal year prior to such Severance and TSR (calculated as if the most recently completed fiscal year prior to such Severance had been the end of the Performance Cycle).

Any Units which are earned pursuant to this Section 4 shall be settled within 60 days of the Change in Control or Severance, as applicable, in accordance with Section 6.

5. Termination, Rescission and Recapture. The Holder specifically acknowledges that the Units and any Common Stock or cash delivered in settlement thereof are subject to the provisions of Section 18 of the Plan, entitled “Termination, Rescission and Recapture,” which can cause the forfeiture of the Units and/or the recapture of any Common Stock and/or cash delivered in settlement thereof and/or the proceeds of the sale of any such Common Stock. Except as provided in the next sentence, as a condition of the settlement of Units, the Holder will be required to certify that he or she is in compliance with the terms and conditions of the Plan (including the conditions set forth in Section 18 of the Plan) and, if a Severance has occurred, to state the name and address of his or her then-current employer or any entity for which the Holder performs business services and his or her title, and shall identify any organization or business in which the Holder owns a greater-than-five-percent equity interest. Section 18 of the Plan is inapplicable, and accordingly such certification shall not be required, after a Severance of the Holder that occurs within the 18-month period after a Change in Control.

6. Payout of Units. Within 15 business days following the Committee’s certification of the Company Performance Measure and TSR for the Performance Cycle in the fiscal year following the end of the Performance Cycle, but in no event later than March 31st of such fiscal year (the “Settlement Date”), subject to Section 8 below, the Company shall settle such Unit by delivering to the Holder one share of Common Stock or a cash payment equal to the Fair Market Value of a share of Common Stock, as the Company may in its sole discretion determine (and the Company may settle some Units in Common Stock and some in cash). In the case of Units settled by delivery of Common Stock, the Company shall (a) issue or cause to be delivered to the Holder (or the Holder’s Heir, as defined below, if applicable) one or more unlegended stock certificates representing such shares, or (b) cause a book entry for such shares to be made in the name of the Holder (or the Holder’s Heir, if applicable). In the case of the Holder’s death, the cash and/or Common Stock to be delivered in settlement of Units as described above shall be delivered to the Holder’s beneficiary or beneficiaries (as designated in the manner determined by the Committee), or if no beneficiary is so designated or if no beneficiary survives the Holder, then the Holder’s administrator, executor, personal representative, or other person to whom the Units are transferred by means of the Holder’s will or the laws of descent and distribution (such beneficiary, beneficiaries or other person(s), the “Holder’s Heir”).

7. Code Section 409A. The Company intends that the Units shall not constitute “deferred compensation” within the meaning of Section 409A of the Code and this Grant Agreement shall be interpreted based on such intent. In view of uncertainty surrounding Section 409A of the Code, however, if Mattel determines after the Grant Date that an amendment to this Grant Agreement is necessary or advisable so that the Units will not be subject to Section 409A, or alternatively so that they comply with Section 409A, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder.

8. Tax Withholding. The Company shall withhold from the cash and/or Common Stock delivered in settlement of Units shares of Common Stock having a Fair Market Value, on the Settlement Date, and/or cash, equal to the amount necessary to satisfy the minimum required withholding, if any, of any income tax, social tax, or other taxes (but rounding up to the nearest whole number of shares). If any such taxes are required to be withheld at a date earlier than the Settlement Date, then notwithstanding any other provision of this Grant Agreement, the Company may (i) satisfy such obligation by causing the forfeiture a number of Units having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding, or (ii) make such other arrangements with the Holder for such withholding as may be satisfactory to the Company in its sole discretion.

9. Compliance with Law.

i.	No shares of Common Stock shall be issued and delivered pursuant to a Unit unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

ii.	If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

10. Assignability. Except as may be effected by designation of a beneficiary or beneficiaries in such manner as may be determined by the Committee, or as may be effected by will or other testamentary disposition or by the laws of descent and distribution, any attempt to assign the Units before they are settled shall be of no effect.

11. Certain Corporate Transactions. In the event of certain corporate transactions, the Units shall be subject to adjustment as provided in Section 16 of the Plan.

12. No Additional Rights.

i.	Neither the granting of the Units nor their settlement shall (a) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (b) confer upon the Holder the right to continue performing services for the Company, or (c) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.

ii.

The Holder acknowledges that (a) this is a one-time grant, (b) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (c) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and the Company retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

iii.	Without limiting the generality of subsections i. and ii. immediately above, if the Holder’s employment with the Company terminates, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit relating to the Units or under the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

13. Rights as a Stockholder. Neither the Holder nor the Holder’s Heir shall have any rights as a stockholder with respect to any shares represented by the Units unless and until shares of Common Stock have been issued in settlement thereof.

14. Data Privacy Waiver. By accepting the grant of the Units, the Holder hereby agrees and consents to:

i.	the collection, use, processing and transfer by Mattel and its Subsidiaries (collectively, the “Group”) of certain personal information about the Holder (the “Data”);

ii.	any members of the Group transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

iii.	the use of such Data by any such person for such purposes; and

iv.	the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of clause (i) above, “Data” means the Holder’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Common Stock granted to the Holder and of Common Stock issued or transferred to the Holder pursuant to the Plan.

15. Compliance with Plan. The Units and this Grant Agreement are subject to, and the Company and the Holder agree to be bound by, all of the terms and conditions of the Plan as it shall be amended from time to time, which are incorporated herein by reference. No amendment to the Plan shall adversely affect the Units or this Grant Agreement without the consent of the Holder. In the case of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern.

16. Governing Law. The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan to the extent that it would be lawful to do so, and the Company would not, in connection with this Grant Agreement, be in breach of the laws of any jurisdiction to which the Holder may be subject. The Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Holder in the Plan shall be on the basis of a warranty by the Holder that the Holder may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.